                                                                    EXHIBIT 4.12


THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.


                            FINANCIALWEB.COM, INC.

                       WARRANT TO PURCHASE COMMON STOCK

        WARRANT AGREEMENT dated as of March 10th, 1999, between
FINANCIALWEB.COM, INC., a Nevada corporation (the "Company"), and JOHN J. KATSOCK, JR. ("Katsock").

                                 WITNESSETH

        WHEREAS, this Warrant (this or the "Warrant" or, upon partial transfer or exercise creating more than one Warrant, the "Warrants") is issued by the Company to Katsock, or his designees, in consideration for, and as part of Katsock's compensation in connection with a Consulting Agreement between the Company and Katsock dated March 10th, 1999;

        NOW THEREFORE, in consideration of the premises, the payment by Katsock to the Company of One Dollar, the Consulting Agreement entered into between the parties, the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. GRANT. For value received, the Company hereby certifies that Katsock or his assignees (the "Holder") is entitled to purchase from the Company, at any time from the date hereof until 5:30 p.m., New York time, on the fifth anniversary of this Agreement, one million (1,000,000) shares of Common Stock at an initial exercise price (subject to adjustment as provided in Section 7 hereof) of $4.00 per share of Common Stock, subject to the terms and conditions of this Warrant. The grant of this Warrant is irrevocable by the Company.

        2. COMPANY REPRESENTATION. The Company represents that it has the requisite authority to issue this Warrant and the Warrant Shares (as defined below), that this Warrant is valid, binding and enforceable against the Company and that the Warrant Shares, when issued pursuant to the exercise of this Warrant, will be validly issued, fully paid and nonassessable.

        3.  EXERCISE OF WARRANT.

            3.1 METHOD OF EXERCISE. This Warrant is exercisable at an initial exercise price (subject to adjustment as provided in Section 7 hereof) of $4.00 per share of Common Stock payable by certified or official bank check in New York Clearing House funds. Upon surrender of this Warrant with the annexed Warrant Subscription Form duly executed, together with payment of the Exercise Price (as hereinafter defined) for the shares of Common Stock issuable upon exercise of the Warrant (the "Warrant Shares") at the Company's principal offices at 201 Park Place, Altamonte Springs, Florida, 32701, the registered holder of a Warrant ("Holder" or "Holders") shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased. The purchase rights represented by the Warrant are exercisable at the option of the Holder thereof, in whole or in part (but not as to fractional shares of the Common Stock underlying the Warrant). The Warrant may be exercised to purchase all or part of the shares of Common Stock purchasable under the Warrant, the Company shall cancel said Warrant upon the surrender thereof and shall execute and deliver a new Warrant of like tenor for the balance of the shares of Common Stock.

            3.2 EXERCISE BY SURRENDER OF WARRANT. In addition to the method of payment set forth in Section 3.1 and in lieu of any cash payment required thereunder, the Holder(s) of the Warrant shall have the right at any time and from time to time, provided that the Common Stock is registered under the Securities and Exchange Act of 1934 (the "Exchange Act"), to exercise the Warrant in full or in part by surrendering the Warrant in the manner specified in Section 3.1 in exchange for the number of shares of Common Stock equal to the product of (x) the number of shares as to which the Warrant is being exercised multiplied by (y) a fraction, the numerator of which is the Market Price (as defined in Section 7.1(vi) hereof) of the Common Stock less the Exercise Price and the denominator of which is such Market Price.

            Solely for the purposes of this Section 3.2, Market Price shall be calculated either (i) on the date on which the annexed Warrant Subscription Form is deemed to have been sent to the Company pursuant to Section 12 hereof ("Notice Date") or (ii) as the average of the Market Price for each of the five
(5) trading days preceding the Notice Date, whichever of (i) or (ii) is greater.

        4. ISSUANCE OF CERTIFICATES. Upon the exercise of this Warrant, the issuance of certificates for shares of Common Stock or other securities, properties or rights underlying this Warrant shall be made forthwith (and in any event such issuance shall be made within five business days thereafter) without charge to the Holder thereof including, without limitation, any tax which may be payable in respect of the issuance thereof, and such certificates shall (subject to the provisions of Section 5 and 7 hereof) be issued in the name of, or in such names as may be directed by, the Holder thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect to any transfer involved in the issuance and delivery of any such certificates in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or people requesting the issuance thereof shall have paid to the Company the amount of such tax or it shall be established to the satisfaction of the Company that such tax has been paid.

        This Warrant and the certificates representing the shares of Common Stock (and/or other securities, property or rights issuable upon exercise of this Warrant) shall be executed on behalf of the Company by the manual or facsimile signature of the then present Chairman or Vice Chairman of the Board of Directors or President or Vice President of the Company under its corporate seal reproduced thereon, attested to by the manual or facsimile signature of the then present Secretary or Assistant Secretary of the Company. This Warrant shall be dated the date of execution by the Company upon initial issuance, division, exchange, substitution or transfer.

        5.  EXERCISE PRICE.

            5.1 INITIAL AND ADJUSTED EXERCISE PRICE. Except as otherwise provided in Section 7 hereof, this Warrant shall be exercisable to purchase Common Stock at a price of $4.00 per share. The adjusted exercise price shall be the price which shall result from time to time from any and all adjustments of the initial exercise price in accordance with the provisions of Section 7 hereof.

            5.2 EXERCISE PRICE. The term "Exercise Price" herein shall mean the initial exercise price or the adjusted exercise price, depending upon the context.

        6.  RESTRICTION AND REGISTRATION.

            6.1 RESTRICTION. Subject to the fulfillment of the registration obligations set forth below, this Warrant and the Warrant Shares (collectively, the "Warrant Securities") have not been registered under the Securities Act of 1933 (the "Act") for public resale. Upon exercise, in part or in whole, of this Warrant, certificates representing the shares of Common Stock and any of the other securities issuable upon exercise of this Warrant shall bear the following legend:

            The Securities represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") for public resale, and may not be offered or sold except pursuant to (i) an effective registration statement under the Act, (ii) to the extent applicable, Rule 144 under the Act (or any similar rule under such Act relating to the disposition of securities), or (iii) an opinion of counsel, if such opinion shall be reasonably satisfactory to the issuer, that an exemption from registration under such Act is available.

            6.2 REGISTRATION.

                (1) RESALE REGISTRATION. Within 30 days of the effectiveness of its registration statement pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") on Form 10-SB, the Company shall file a registration statement on Form S-1, S-8 or SB-2 or other appropriate form with the Securities Exchange Commission (the "Commission") registering the Warrant Shares for resale and will use its best efforts to cause such registration statement to become effective as soon thereafter as possible.

                (2) PIGGYBACK REGISTRATION. If, at any time commencing after the date hereof until the expiration of the Warrant Exercise Term, the Company proposes to register any of its securities under the Act (other than in connection with a merger or pursuant to Form S-8, S-4 or comparable registration statement) it will give written notice by registered mail, at least thirty (30) days prior to the filing of each such registration statement, to Katsock and to all other Holders of the Warrant Securities, of its intention to do so. If Katsock or other Holders of the Warrant Securities notify the Company within twenty (20) days after receipt of any such notice of its or their desire to include any Warrant Shares in such proposed registration statement, the Company shall afford Katsock and such Holders of the Warrant Securities the opportunity to have any such Warrant Shares registered under such registration statement. Notwithstanding the provisions of this Section 6.2(b), the Company shall have the right at any time after it shall have given written notice pursuant to this
Section 6.2(b) (irrespective of whether a written request for inclusion of any such securities shall have been made) to elect to postpone or not to file any such proposed registration statement, or to withdraw the same after filing but prior to the effective date thereof.

            6.3 DEMAND REGISTRATION

                (1) So long as the Company shall have any of its securities registered under the Exchange Act, at any time commencing after the date hereof until expiration of the Warrant Exercise Term, the Holders of the Warrant Securities representing a "Majority" (as hereinafter defined) of such securities (assuming the exercise of all of the then outstanding Warrants) shall have the right (which right is in addition to the registration rights under Section 6.2 hereof), exercisable by written notice to the Company, to have the Company prepare and file with the Commission, on two (2) occasions, a registration statement and such other documents, including a prospectus, as may be necessary in the opinion of counsel for the Holders, in order to comply with the provisions of the Act, so as to permit a public offering and sale of their respective Warrant Shares for up to two (2) years by such Holder and any other Holders of the Warrants and/or Warrant Shares who notify the Company within ten
(10) days after receiving notice from the Company of such request.

                (2) The Company covenants and agrees to give written notice of any registration request under this Section 6.3 by any Holder or Holders to all other registered Holders of the Warrant Securities within ten (10) days form the date of the receipt of any such registration request.

                (3) All expenses (other than underwriting discounts and commissions) incurred in connection with registration, filings or qualification pursuant to the first registration request made pursuant to subsection (a) of this Section 6.3, including, without limitation, all registration, listing, filing, and qualification fees, printers and accounting fees and the fees and disbursements of counsel for the Holders shall be borne by the Company. Upon a second registration request pursuant to subsection (a) of this Section 6.3, the Holders requesting registration shall bear such costs on a pro-rata basis with respect to the Warrant Shares in respect of which they are requesting registration.

                (4) Notwithstanding anything to the contrary contained herein, if the Company shall not have filed a registration statement for the Warrant Shares within the time period specified in Section 6.4(a) hereof pursuant to the written notice specified in Section 6.3(a) of a Majority of the Holders of the Warrant Securities, the Company agrees that upon the written notice of election of a Majority of the Holders of the Warrant Securities it shall repurchase (i) any and all Warrant Securities at the higher of the Market Price (as defined in Section 7.1(vi) per share of Common Stock on (x) the date of the notice sent pursuant to Section 6.3(a) or (y) the expiration of the forty-five (45) day period specified in Section 6.4(a) and (ii) any and all Warrants at such Market Price less the exercise price of such Warrant. Such repurchase shall be in immediately available funds and shall close within two (2) days after the later of (i) the expiration of the period specified in Section 6.4(a) or (ii) the delivery of the written notice of election specified in this Section 6.3(d).

            6.4 COVENANTS OF THE COMPANY WITH RESPECT TO REGISTRATION. In connection with any registration under Sections 6.2 or 6.3 hereof, the Company covenants and agrees as follows:

                 (1) The Company shall use its best efforts to file a registration statement within forty-five (45) days of receipt of any demand therefor, shall use its best efforts to have any registration statement declared effective at the earliest possible time, and shall furnish each Holder desiring to sell Warrant Shares such number of prospectuses as shall reasonably be requested.

                 (2) As expeditiously as possible prepare and file with the Commission any amendments and supplements to the registration statement and the prospectus included therein as may be necessary to keep the registration statement effective until the later of (i) the date when all Warrant Shares registered have been sold, or (ii) two years from the effective date of the registration statement.

                 (3) The Company shall pay all costs (excluding any underwriting or selling commissions or other charges of any broker-dealer acting on behalf of Holder(s), fees and expenses in connection with all registration statements filed pursuant to

Section 6.2 and 6.3(a) hereof including, without limitation, the Company's legal and accounting fees. If the Company shall fail to comply with the provisions of
Section 6.4(a) or (b), the Company shall, in addition to any other equitable or other relief available to the Holder(s), be liable for any or all damages due to loss of profit sustained by the Holder(s) requesting registration of their Warrant Securities.

                 (4) The Company shall take all necessary action which may be required in qualifying or registering the Warrant Shares included in the registration statement for offering and sale under the securities or blue sky laws of such states as reasonably are requested by the Holder(s), provided that the Company shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

                 (5) The Company shall indemnify the Holder(s) of the Warrant Shares to be sold pursuant to any registration statement and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or
Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject.

                 (6) The Holder(s) of the Warrant Shares to be sold pursuant to a registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage or expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from written information furnished by or on behalf of such Holders, or their successors or assigns, for specific inclusion in such a registration statement.

                 (7) Nothing contained in this Agreement shall be construed as requiring the Holder(s) to exercise their Warrant prior to the initial filing of any registration statement or the effectiveness thereof.

                 (8) The Company shall not permit any securities other than the Warrant Shares to be included in any registration statement filed pursuant to Section 6.3 hereof, or permit any other registration statement to be or remain effective during the effectiveness of a registration statement filed pursuant to Section 6.3 hereof, without the prior written consent of the Holders of the Warrant Securities representing a Majority of such securities (assuming an exercise of all of the Warrants if there is more than one).

                 (9) The Company shall furnish to each Holder participating in an offering including Warrant Shares, pursuant to Sections 6.2 or 6.3 hereof, and to each underwriter, if any, a signed counterpart, addressed to such Holder or underwriter, of (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under the underwriting agreement), and (ii) a "cold comfort" letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company's financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities.

                 (10) The Company shall as soon as practicable after the effective date of a registration statement relating to any Warrant Shares pursuant to Section 6.2 or 6.3 hereof, and in any event within fifteen (15) months thereafter, make "generally available to its security holders" (within the meaning of Rule 158 under the Act) an earnings statements (which need not be audited) complying with Section 11(a) of the Act and covering a period of at least twelve (12) consecutive months beginning after the effective date of the registration statement.

                 (11) The Company shall deliver promptly to each Holder participating in an offering including any Warrant Shares pursuant to Sections
6.2 and 6.3 hereof, who so requests, and to the managing underwriter, copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit each Holder and underwriter to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the National Association of Securities Dealers, Inc. ("NASD"). Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as any such Holder shall reasonably request as it deems necessary to comply with applicable securities laws and NASD rules.

                 (12) With respect to a registration pursuant to Section 6.3 hereof, if requested by the Holders holding a Majority of the Warrant Shares, the Company shall enter into an underwriting agreement with the managing underwriter selected for such underwriting by Holders holding a Majority of the Warrant Shares requested to be included in such underwriting. Such managing underwriter(s) shall be satisfactory to the Company and each Holder and such agreement shall be satisfactory in form and substance to the Company, each Holder and such managing underwriters, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter. The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Warrant Shares and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such Holders. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holders and their intended methods of distribution.

                (13) In addition to the Warrant Shares, upon the written request therefor by any Holder(s), the Company shall include in the registration statement any other securities of the Company held by such Holder(s) as of the date of filing of such registration statement, including without limitation, restricted shares of Common Stock, options, warrants or any other securities convertible into shares of Common Stock.

                (14) For purposes of this Agreement, the term "Majority" in reference to the Holders of Warrants or Warrant Shares, shall mean in excess of fifty percent (50%) of the outstanding Warrants or Warrant Shares that (i) are not held by the Company, an affiliate (excluding Katsock), officer, creditor, employee or agent thereof or any of their respective affiliates, members of their family, persons acting as nominees or in conjunction therewith or (ii) have not been resold to the public pursuant to a registration statement filed with the Commission under the Act.

            7.  ADJUSTMENTS TO EXERCISE PRICE AND NUMBER OF SECURITIES.

                7.1 COMPUTATION OF ADJUSTED EXERCISE PRICE. Except as hereinafter provided, in case the Company shall at any time after the date hereof issue or sell any shares of Common Stock (other than the issuance or sales referred to in Section 7.6 hereof), including shares held in the Company's treasury and shares of Common Stock issued upon the exercise of any options, rights or warrants, to subscribe for shares of Common Stock and shares of Common Stock issued upon the direct or indirect conversion or exchange of securities for shares of Common Stock, for a consideration per share less than the Exercise Price in effect immediately prior to the issuance or sale of such shares or the "Market Price" as defined in Section 7.1(vi) hereof per share of Common Stock on the date immediately prior to the issuance of sale of such shares, or without consideration, then forthwith upon such issuance or sale, the Exercise Price shall (until another such issuance or sale) be reduced to the price (calculated to the nearest full cent) equal to the quotient derived by dividing (A) an amount equal to the sum of (X) the product of (a) the lower of (i) the Exercise Price in effect immediately prior to such issuance or sale and (ii) the Market Price per share of Common Stock on the date immediately prior to the issuance or sale of such shares, in either event, reduced, but not to a number which is below .001, by the positive difference, if any, between the (u) Market Price per share of Common Stock on the date immediately prior to the issuance or sale and
(v) the amount per share received in connection with such issuance or sale, multiplied by (b) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale, plus (Y) the aggregate of the amount of all consideration, if any, received by the Company upon such issuance or sale, by (B) the total number of shares of Common Stock outstanding immediately after such issuance or sale; provided, however, that in no event shall the Exercise Price be adjusted pursuant to this computation to an amount in excess of the Exercise Price in effect immediately prior to such computation, except in the case of a combination of outstanding shares of Common Stock, as provided by Section 7.3 hereof.

          For the purposes of this Section 7 the term Exercise Price shall mean the Exercise Price per share of Common Stock set forth in Section 5 hereof, as adjusted from time to time pursuant to the provisions of this Section 7.

          For purposes of any computation to be made in accordance with this
Section 7.1, the following provisions shall be applicable:

                 (1) In case of the issuance or sale of shares of Common Stock for a consideration part or all of which shall be cash, the amount of the cash consideration, therefor shall be deemed to be the amount of cash received by the Company for such shares (or, if shares of Common Stock are offered by the Company for subscription, the subscription price, or, if either of such securities shall be sold to underwriters or dealers for public offering without a subscription offering, the public offering price, before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services, or any expenses incurred in connection therewith and less any amounts payable to security holders or any affiliate thereof, including without limitation, any employment agreement, royalty, consulting agreement, covenant not to compete, earnout or contingent payment right or similar arrangement, agreement or understanding, whether oral or written; all such amounts shall be valued at the aggregate amount payable thereunder whether such payments are absolute or contingent and irrespective of the period or uncertainty of payment, the rate of interest, if any, or the contingent nature thereof.

                 (2) In case of the issuance or sale (otherwise than as a dividend or other distribution on any stock of the Company) of shares of Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefor other than cash shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors of the Company.

                 (3) Shares of Common Stock issuable by way of dividend or other distribution on any stock of the Company shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration.

                 (4) The reclassification of securities of the Company other than shares of Common Stock into securities including shares of Common Stock shall be deemed to involve the issuance of such shares of Common Stock for a consideration other than cash immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such shares, and the value of the consideration allocable to such shares of Common Stock shall be determined as provided in subsection (ii) of this Section 7.1.

                 (5) The number of shares of Common Stock at any one time outstanding shall include the aggregate number of shares issued or issuable (subject to readjustment upon the actual issuance thereof) upon the exercise of then outstanding options, rights, warrants and upon the conversion or exchange of then outstanding convertible or exchangeable securities.

                 (6) As used herein the phrase "Market Price" at any date shall be deemed to be the last reported sale price, or, in case no such reported sale takes place on such day, the average of the last reported sale prices for the last three (3) trading days, in either case officially reported by the principal securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average closing bid price as furnished by the NASD through NASDAQ or similar organization if NASDAQ is no longer reporting such information, or if the Common Stock is not quoted on NASDAQ, the average closing bid price of the Common Stock quoted on the OTC Bulletin Board or by the National Quotation Bureau or similar service, or if not quoted by such service, determined in good faith by resolution of the Board of Directors of the Company, based on the best information available to it.

          7.2 OPTIONS, RIGHTS, WARRANTS AND CONVERTIBLE AND EXCHANGEABLE SECURITIES. In case the Company shall at any time after the date hereof issue options, rights or warrants to subscribe for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock, for a consideration per share less than the Exercise Price in effect or the Market Price immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, or without consideration, the Exercise Price in effect immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, as the case may be, shall be reduced to a price determined by making a computation in accordance with the provisions of Section 7.1 hereof, provided that:

                 (1) The aggregate maximum number of shares of Common Stock, as the case may be, issuable under such options, rights or warrants shall be deemed to be issued and outstanding at the time such options, rights or warrants were issued, and for a consideration equal to the minimum purchase price per share provided for in such options, rights or warrants at the time of issuance, plus the consideration (determined in the same manner as consideration received on the issue or sale of shares in accordance with the terms of the Warrant), if any, received by the Company for such options, rights or warrants.

                 (2) The aggregate maximum number of shares of Common Stock issuable upon conversion or exchange of any convertible or exchangeable securities shall be deemed to be issued and outstanding at the time of issuance of such securities, and for a consideration equal to the consideration (determined in the same manner as consideration received on the issue or sale of shares of Common Stock in accordance with the terms of the Warrant) received by the Company for such securities, plus the minimum consideration, if any, receivable by the Company upon the conversion or exchange thereof.

                 (3) If any change shall occur in the price per share provided for in any of the options, rights or warrants referred to in subsection (a) of this Section 7.2, or in the price per share at which the securities referred to in subsection (b) of this Section 7.2 are convertible or exchangeable, such options, rights or warrants or conversion or exchange rights, as the case may be, shall be deemed to have expired or terminated on the date when such price change became effective in respect to shares not theretofore issued pursuant to the exercise or conversion or exchange thereof, and the Company shall be deemed to have issued upon such date new options, rights or warrants or convertible or exchangeable securities at the new price in respect of the number of shares issuable upon the exercise of such options, rights or warrants or the conversion or exchange of such convertible or exchangeable securities.

          7.3 SUBDIVISION AND COMBINATION. In case the Company shall at any time subdivide or combine the outstanding shares of Common Stock, the Exercise Price shall forthwith be proportionately decreased in the case of subdivision or increased in the case of combination.

          7.4 ADJUSTMENT IN NUMBER OF SECURITIES. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 7, the number of securities issuable upon the exercise of the Warrant shall be adjusted to the nearest full amount by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Securities issuable upon exercise of the Warrant immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

          7.5 DEFINITION OF COMMON STOCK. For the purpose of this Agreement, the term "Common Stock" shall mean (i) the class of stock designated as Common Stock in the Certificate of Incorporation of the Company as may be amended as of the date hereof, or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that the Company shall after the date hereof issue securities with greater or superior voting rights than the shares of Common Stock outstanding as of the date hereof, the Holder, at its option, may receive upon exercise of the Warrant either shares of Common Stock or a like number of such securities with greater or superior voting rights.

          7.6 MERGER OR CONSOLIDATION. In case of any consolidation of the Company with, or merger of the Company with or into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental warrant agreement providing that the holder of each

Warrant then outstanding or to be outstanding shall have the right thereafter (until the expiration of such Warrant) to receive upon exercise of such warrant, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which such Warrant might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental warrant agreement shall provide for adjustments which shall be identical to the adjustments provided in Section 7. The above provision of this subsection shall similarly apply to successive consolidations or mergers.

            7.7 NO ADJUSTMENT OF EXERCISE PRICE IN CERTAIN CASES. No adjustment of the Exercise Price shall be made:

                (1) Upon issuance or sale of the Warrant or the shares of Common Stock issuable upon the exercise of the Warrant; or

                (2) If the amount of said adjustment does not amount to at least two cents ($0.02) per security issuable upon exercise of the Warrant, provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least two cents ($0.02) per security issuable upon exercise of the Warrant.

           7.8 DIVIDENDS AND OTHER DISTRIBUTIONS. In the event that the Company shall at any time prior to the exercise of the Warrants declare a dividend (other than a dividend consisting solely of shares of Common Stock) or otherwise distribute to its stockholders any assets, properties, rights, evidence of indebtedness, securities (other than shares of Common Stock), whether issued by the Company or by another, the Holders of the unexercised Warrants shall thereafter be entitled, in addition to the shares of Common Stock or other securities and property receivable upon the exercise thereof, to receive, upon the exercise of such Warrants, the same property, assets, rights, evidences of indebtedness, securities or any other thing of value that they would have been entitled to receive at the time of such dividend or distribution as if the Warrants had been exercised immediately prior to such dividend or distribution. At the time of any such dividend or distribution, the Company shall make appropriate reserves to ensure the timely performance of the provisions of this Subsection 7.8.

    8. EXCHANGE AND REPLACEMENT OF WARRANT. This Warrant is exchangeable without expense, upon its surrender by the registered Holder at the principal office of the Company, for a new Warrant of like tenor and date representing in the aggregate the right to purchase the same number of securities in such denominations as shall be designated by the Holder thereof at the time of such surrender.

    Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor, in lieu thereof.


    9. ELIMINATION OF FRACTIONAL INTERESTS. The Company shall not be required to issue certificates representing fractions of shares of Common Stock upon the exercise of the Warrant, nor shall it be required to issue script or pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number or shares of Common Stock or other securities, properties or rights.

    10. RESERVATION AND LISTING OF SECURITIES. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon the exercise of the Warrant, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Warrant and payment of the Exercise Price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid, non-assessable and not subject to the preemptive rights of any stockholder. As long as the Warrant shall be outstanding and the Company shall have a class of its securities registered under the Act or the Exchange Act, the Company shall use its best efforts to cause all shares of Common Stock issuable upon the exercise of the Warrant to be listed (subject to official notice of issuance) on all security exchanges on which the Common Stock issued to the public in connection herewith may then be listed and/or quoted on NASDAQ.

    11. NOTICES TO WARRANT HOLDERS. Nothing contained in this Warrant shall be constructed as conferring upon the Holders the right to vote or to consent or to receive notice of stockholder in respect of any meetings of stockholders for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Warrant and its exercise, any of the following events shall occur:


                 (1) the Company shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company; or

                 (2) the Company shall offer to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option right or warrant to subscribe therefor; or

                 (3) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business as an entirety shall be proposed;

then, in any one or more of said events, the Company shall give written notice of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the convertible or exchangeable securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation winding up or sale. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to give such notice or any defect therein shall not affect the validity of any action taken in connection with the declaration or payment of any such dividend, or the, issuance of any convertible or exchangeable securities or subscription rights, options or warrants, or any proposed dissolution, winding up or sale.

    12. NOTICES. All notices, requests, consent sand other communications hereunder shall be in writing and shall be deemed to have been duly made when delivered, or mailed by registered or certified mail, return receipt requested:

                 (1) If to the registered Holder of the Warrant, to the address of such Holder as shown on the books of the Company; or

                 (2) If to the Company, to the address set forth in Section 3 hereof or to such other address as the Company may designate by notice to the Holders.

    13. SUPPLEMENTS AND AMENDMENTS. The Company and Katsock may from time to time supplement or amend this Warrant without the approval of any Holders of the Warrants (other than Katsock) in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and Katsock may deem necessary or desirable and which the Company and Katsock deem shall not adversely affect the interests of the Holders of a Warrant. Other amendments to this Agreement may be made only with the written consent of the Holders of the Majority of the Warrants.

    14. SUCCESSORS. All the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the Company, the Holders and their respective successors and assigns hereunder.

    15. TERMINATION. This Warrant shall terminate on the fifth anniversary of the date hereof. Notwithstanding the foregoing, the indemnification provisions of Section 6 shall survive such termination until the close of business on the eighth anniversary of the date hereof.

    16. GOVERNING LAW: SUBMISSION TO JURISDICTION. This Warrant and any other Warrants issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of said

State without giving effect to the rules of said State governing the conflicts of laws.

    The Company, Katsock and the Holders hereby agree that any action, proceeding or claim against it arising out of, or relating in any way to, this Warrant shall be brought and enforced in the courts of the State of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company, Katsock and the Holders hereby irrevocably waive any objection to such exclusive jurisdiction or inconvenient forum. Any such process or summons to be served upon any of the Company, Katsock and the Holders (at the option of the party bringing such action, proceeding or claim) may be served by transmitting a copy thereof, by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address as set forth in
Section 12 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the party so served in any action, proceeding or claim. The Company, Katsock and the Holders agree that the prevailing party(ies) in any such action or proceeding shall be entitled to recover from the other party(ies) all of its/their reasonable legal costs and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

    17. ENTIRE AGREEMENT; MODIFICATION. This Warrant contains the entire understanding between the parties hereto with respect to the subject matter hereof and, subject to Section 13 hereof, may not be modified or amended except by a writing duly signed by the party against whom enforcement of the modification or amendment is sought.

    18. SEVERABILITY. If any provision of this Warrant shall be held to be invalid and unenforceable, such invalidity or unenforceability shall not affect any other provision of this Warrant.

    19. CAPTIONS. The caption headings of the Sections of this Agreement are for convenience of reference only and are not intended, nor should they be construed as, a part of this Agreement and shall be given no substantive effect.

    20. BENEFITS OF THIS WARRANT. Nothing in this Warrant shall be construed to give to any person or corporation other than the Company and Katsock and any other registered Holders(s) of the Warrants or Warrant Shares any legal or equitable right, remedy or claim under this Warrant; and this Warrant shall be for the sole and exclusive benefit of the Company and Katsock and any other Holder(s) of the Warrants.

          IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer and properly attested, as of the day and year first written.


                              FINANCIALWEB.COM, INC.



                              By: _________________________________
                                  Kevin A. Lichtman, President



[SEAL]                        ATTEST:


                              ________________________________
                              Secretary

                            FINANCIALWEB.COM, INC.

                           WARRANT SUBSCRIPTION FORM

             STOCK PURCHASE WARRANT DATED AS OF FEBRUARY __, 1999

To:  FinancialWeb.com, Inc.
     Attention:  Kevin A. Lichtman
     201 Park Place
     Altamonte Springs, Florida 32701

          Re:  EXERCISE OF WARRANT TO PURCHASE COMMON STOCK

          Pursuant to the terms of that certain Warrant to Purchase Common Stock, dated as of February __, 1999 (the "Warrant"), which Warrant is attached to this Subscription Form, the undersigned hereby subscribes for whole shares of the Company's $.001 par value Common Stock, at a price of $4.00 per share or at such other price as may be applicable in accordance with the terms of the Warrant.


          TOTAL SUBSCRIPTION PRICE: $______________________________

          The undersigned hereby directs and requires that the shares of the Common Stock being subscribed for hereby may be issued and delivered as follows:


Full Name of Shareholder: ______________________________________

Full Address: __________________________________________________

Number of Shares for which Subscribed: _________________________


DATED:_______________________________


                                          ___________________________
                                          John J. Katsock, Jr.

NOTE:      Unless exercised alternatively by surrender of the Warrant pursuant to Section 3.2 of the Warrant, the Subscription Form must be signed and accompanied by payment to FinancialWeb.com, Inc. in full, of the appropriate subscription price, in cash or by money order, bank draft, or certified check, payable to the Company at its principal place of business in Altamonte Springs, Florida, and must be received by the Company prior to 5:00 p.m., New York time, on _______________, 2004 (the "Expiration Date"), after which time all rights represented by the attached Stock Purchase Warrant will expire.

                    FinancialWeb.com, Inc. accepts no responsibility for the delivery to it of this Subscription Form or the accompanying Stock Purchase Warrant. Sufficient time should be allowed for the delivery of these documents prior to the Expiration Date.

                    Upon surrender of this Subscription Form and the Stock Purchase Warrant, and payment of the subscription price as provided therein, the Company will issue the number of shares of Common Stock subscribed for, and such persons or entities will thereupon be subscribed for that number of shares described in the Stock Purchase Warrant. The Company shall issue a further Stock Purchase Warrant in respect of the unsubscribed shares of Common Stock not subscribed for hereby.